For more information:
—	Investor Relations:
John Ritchie	—
Chief Financial Officer	JoAnn Horne
EFI	Market Street Partners
650-357-3500	415-445-3239

EFI Reports Preliminary Fourth Quarter 2006 Results
Revenues $153.9 million, GAAP EPS $0.12, Non-GAAP EPS $0.35

Foster City, Calif. – January 30, 2007 – EFI (Nasdaq: EFII), the world leader in digital controllers, super-wide format printers and inks and print management solutions, announced today its preliminary fourth quarter and full year results for 2006.

For the quarter ended December 31, 2006, revenue was $153.9 compared to fourth quarter 2005 revenue of $145.4 million. For the year ended December 31 2006, revenue was up 20.3% to $563.7 million, compared to $468.5 million for the same period last year.

Non-GAAP net income was $22.6 million or $0.35 per diluted share in the fourth quarter of 2006, compared to $23.1 million, or $0.36 per diluted share for the same period in 2005.

Non-GAAP net income was $77.3 million or $1.19 per diluted share for the year ended December 31, 2006, compared to $56.7 million or $0.93 per diluted share for the year ended December 31, 2005.

GAAP net income was $7.1 million or $0.12 per diluted share for the fourth quarter of 2006, compared to a net income of $11.4 million or $0.18 per diluted share for the same period in 2005.

GAAP net income was $3.7 million or $0.06 per diluted share for the full year, compared to a net loss of $4.1 million or $0.07 per diluted share for 2005.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“In Q4 we delivered revenue at the high-end of our range fueled by 40% year over year revenue growth in our inkjet product line” said Guy Gecht, CEO of EFI. “Looking to 2007, after a seasonally down first quarter and despite the impact of product mix on our gross margins, we are expecting approximately 10% revenue growth resulting in 15%-20% EPS growth for the full year. We are excited about EFI’s ongoing transformation into a more balanced business, and look for our results to benefit from our strategy in 2007 and beyond.”

Information regarding SEC filings and financial statements

In October 2006, the Company announced that a Special Committee of its Board of Directors had commenced an independent investigation of EFI’s historical stock option grants. The independent investigation was recommended by management based on a voluntary review of past option grant practices in which potential errors were discovered related to certain historical grants. Facts may come to light once the investigation is completed that may require the Company to change its accounting treatment of stock options granted in prior periods.

This may have a material adverse effect on the Company’s historical results for prior periods. Because the investigation is still ongoing, we cannot make any predictions or provide further information about any potential findings by the Special Committee at this time. As such, the preliminary results contained within this press release may be subject to significant adjustment as a result of a potential restatement of historical results following completion of the independent investigation by the Special Committee.

The Company will make a future announcement about the results of the investigation as its findings are known.

As a result of the ongoing investigation, the Company delayed the filing of its Form 10-Q for the quarter ended September 30, 2006, and expects to delay the filing of its Form 10-K for the year ended December 31, 2006. The Company is focused on resolving any potential issues as quickly as possible and plans to file all required periodic reports with the SEC as soon as possible following completion of the investigation.

Outlook for Q1 2007

•	For the first quarter of 2007, the Company expects revenues in the range of $140 million to $143 million.

•	For the first quarter, the Company expects non-GAAP earnings per share of $0.25 to $0.27.

•	For the full year 2007, the Company expects revenue growth of approximately 10%.

•	For the full year 2007, the Company expects Non GAAP EPS growth of 15% to 20%.

•	For 2007, the Company expects a non GAAP tax rate of 24%.

GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.

	Three Months Ended
Reconciliation of non-GAAP to GAAP EPS estimates	March 31, 2007
Non-GAAP EPS estimate	$0.25	$0.27
Amortization of acquisition-related intangibles – pre tax	($0.13)	($0.13)
Amortization of stock based compensation – pre tax	($0.07)	($0.07)
Tax effect of non-GAAP adjustments	$.0.06	$0.06

GAAP EPS estimate	$0.11	$0.13

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include “Looking to 2007, after a seasonally down first quarter and despite the impact of product mix on our gross margins, we are expecting approximately 10% revenue growth resulting in 15%-20% EPS growth for the full year. We are excited about EFI’s ongoing transformation into a more balanced business, and look for our results to benefit from our strategy in 2007 and beyond”, “Facts may come to light once the investigation is completed that may require the Company to change its accounting treatment of stock options granted in prior periods. This may have a material adverse effect on the Company’s historical results for prior periods. Because the investigation is still ongoing, we cannot make any predictions or provide further information about any potential findings by the Special Committee at this time. As such, the preliminary results contained within this press release may be subject to significant adjustment as a result of a potential restatement of historical results following completion of the independent investigation by the Special Committee. The Company will make a future announcement about the results of the investigation as its findings are known. As a result of the ongoing investigation, the Company delayed the filing of its Form 10-Q for the quarter ended September 30, 2006, and expects to delay the filing of its Form 10-K for the year ended December 31, 2006. The Company is focused on resolving any potential issues as quickly as possible and plans to file all required periodic reports with the SEC as soon as possible following completion of the investigation”, “For the first quarter of 2007, the Company expects revenues in the range of $140 million to $143 million For the first quarter, the Company expects non-GAAP earnings per share of $0.25 to $0.27. For the full year 2007, the Company expects revenue growth of approximately 10%. For the full year 2007, the Company expects Non GAAP EPS growth of 15% to 20%. For 2007, the Company expects a non GAAP tax rate of 24%. GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) the Special Committee inquiry into option grants and option grant practices may impact costs and alter the impact of past periods on results for future periods; (3) the delay in filing our 10-Q and the expected delay in filing our Form 10-K, and any required restatement of past financial results, which could result in a delisting of our Common stock by Nasdaq, or in the declaration of an event of default under our outstanding convertible debentures, if we are not able to obtain a waiver or to cure such default in a timely manner; (4) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (5) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (6) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (7) changes in the mix of products sold leads to variations in results; (8) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (9) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (10) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (11) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (12) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (13) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (14) timely and qualitative execution in the manufacturing of products may not be assured; (15) litigation involving intellectual property or other matters may cause a material impact in our results; (16) our ability to adequately service our debt; (17) our ability to successfully integrate the VUTEk and Jetrion businesses with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers; (18) our financial results as filed on Form 10-Q and Form 10-K may differ from the results included in our earnings press releases due to the complexity in accounting rules; and (19) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The Company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.
Condensed Consolidated Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)
(unaudited)	2006	2005	2006	2005

Revenue	$153,862	$145,360	$563,677	$468,501
Cost of revenue	64,366	57,991	228,218	179,490

Gross profit	89,496	87,369	335,459	289,011

Operating expenses:
Research and development	32,511	28,802	126,111	109,992
Sales and marketing	25,662	22,808	97,975	81,942
General and administrative	14,757	9,509	44,787	35,381
Restructuring charges	981	—	981	2,685
Amortization of intangible assets	8,693	8,207	35,514	26,434
Acquired in-process research and development expense	8,500	7,100	8,500	45,300

Total operating expenses	91,104	76,426	313,868	301,734

Income (loss) from operations	(1,608)	10,943	21,591	(12,723)

Interest and other income, net:
Interest and other income	7,124	4,010	23,951	14,489
Interest expense	(1,274)	(1,250)	(4,957)	(5,010)
Gain on sale of product lines	—	—	6,995	—

Total interest and other income, net	5,850	2,760	25,989	9,479
Income (loss) before income taxes	4,242	13,703	47,580	(3,244)
Provision for (benefit from) income taxes	(2,841)	2,333	43,912	823

Net income (loss)	$7,083	$11,370	$3,668	$(4,067)

Fully Diluted EPS calculation

Net income (loss)	$7,083	$11,370	$3,668	$(4,067)

After-tax adjustment of convertible debt-related costs	750	750	—	—

Income (loss) for purposes of computing diluted net income (loss) per share	$7,833	$12,120	$3,668	$(4,067)

Net income (loss) per diluted common share	$0.12	$0.18	$0.06	$(0.07)

Shares used in diluted per share calculation	67,642	66,064	58,393	54,425

Electronics for Imaging, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data) (unaudited)	2006	2005	2006	2005
Net income (loss)	$7,083	$11,370	$3,668	$(4,067)

In-process research and development expense	8,500	7,100	8,500	45,300
Amortization of intangible assets	8,693	8,207	35,514	26,434
Adjustment to allowance for bad debt	—	—	(3,773)	—
Gain on sale of product line			(6,995)
Restructuring charges	981	—	981	2,685
Special committee investigation costs	3,987	—	3,987	—
Stock based compensation expense – Cost of revenue	376	18	1,399	54
Stock based compensation expense – Research and development	1,736	162	6,872	467
Stock based compensation expense – Sales and marketing	640	29	2,600	88
Stock based compensation expense – General and administrative	2,274	459	8,683	1,320
Loss on securities liquidated to fund acquisition	—	—	—	540
Tax effect of non-GAAP adjustments	($11,641)	($4,210)	$15,860	($16,148)

Non-GAAP net income	$22,629	$23,135	$77,296	$56,673

After-tax adjustment of convertible debt-related expense	750	750	2,999	2,999

Income for purposes of computing diluted non-GAAP net income per share	$23,379	$23,885	$80,295	$59,672

Non-GAAP net income per diluted common share	$0.35	$0.36	$1.19	$0.93

Shares used in per share calculation	67,642	66,064	67,477	64,425

Electronics for Imaging, Inc.
Condensed Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands)	2006	2005
Assets
Cash, cash equivalents and short-term investments	$510,171	$469,616
Accounts receivable, net	96,906	67,926
Inventories, net	35,225	25,874
Other current assets	34,390	32,267

Total current assets	676,692	595,683
Property and equipment, net	52,671	49,600
Restricted investments	88,580	88,580
Goodwill	212,237	189,667
Intangible assets, net	120,030	153,722
Other assets	5,678	5,276

Total assets	$1,155,888	$1,082,528

Liabilities & Stockholders’ equity
Accounts payable	$41,337	$30,937
Accrued and other liabilities	85,753	88,035
Income taxes payable	21,082	16,327

Total current liabilities	148,172	135,299
Long term deferred tax liability	18,531	530
Long-term obligations	240,000	240,000

Total liabilities	406,703	375,829
Total stockholders’ equity	749,185	706,699

Total liabilities and stockholders’ equity	$1,155,888	$1,082,528

Revenue Break-Down
(in thousands) (unaudited)	Three Months Ended December 31,		Year Ended December 31,
Revenue by Product	2006	2005	2006	2005
Controller products	$76,988	$88,334	$306,687	$310,214
Inkjet products	54,892	39,263	179,270	86,913
Professional printing applications	21,982	17,763	77,720	71,374

Total	$153,862	$145,360	$563,677	$468,501

Revenue by Geographic Area
Americas	$87,319	$73,124	$297,409	$250,605
Europe	48,311	49,326	165,920	137,310
Japan	12,127	11,005	63,248	47,125
Rest of World	6,105	11,905	37,100	33,461

Total	$153,862	$145,360	$563,677	$468,501